Exhibit 99.1

BJ Services Announces Offering of $500 Million of Senior Notes

HOUSTON, June 5 /PRNewswire-FirstCall/ — BJ Services Company (NYSE: BJS; PCX; CBOE) announced today that it has commenced an offering of $500 million aggregate principal amount of Senior Notes comprised of a combination of floating rate Senior Notes due 2008 and fixed rate Senior Notes due 2011. The Company intends to use the net proceeds from the offering to repurchase outstanding shares of common stock, repay indebtedness, fund capital expenditures, and for other corporate purposes.

During the current quarter, the Company has used cash on hand and cash flow generated from operations to repurchase approximately $345 million of its outstanding shares and has repurchased $457 million of its outstanding shares in the current fiscal year. After considering share repurchases in the current fiscal year, the Company has total authorization of approximately $1.1 billion for future purchases.

Commenting on the debt issuance, CEO J.W. Stewart said, “The current debt issuance and the previously announced $1 billion increase in the Company’s share repurchase program provide the Company with the opportunity to enhance long term shareholder value while maintaining financial flexibility with a more optimum capital structure and preserving the Company’s commitment to a strong credit profile.”

Merrill Lynch & Co. is acting as sole book-running manager on the transaction.

The offering of these securities will be made only by means of a prospectus and related prospectus supplement. Electronic copies of the prospectus and prospectus supplement may be obtained from Merrill Lynch & Co. at 4 World Financial Center, Attention: Prospectus Department, New York, New York 10080 (tel: 212-449-1000). Alternatively, the prospectus and prospectus supplement may be obtained by visiting EDGAR on the SEC Web site at http://www.sec.gov.

BJ Services Company is a leading provider of pressure pumping and other oilfield services to the petroleum industry.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

(NOT INTENDED FOR DISTRIBUTION TO BENEFICIAL OWNERS)

SOURCE BJ Services Company